UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2008
First Horizon National Corporation
(Exact name of registrant as specified in its charter)

TN	001-15185	62-0803242
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

165 Madison Avenue
Memphis, TN	38103
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (901) 523-4444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1: 2003 EQUITY COMPENSATION PLAN (AS AMENDED AND RESTATED 4/14/2008)
EX-10.2: 2000 EMPLOYEE STOCK OPTION PLAN (AS AMENDED AND RESTATED 4/14/2008)
EX-10.3: 2002 MANAGEMENT INCENTIVE PLAN (AS AMENDED AND RESTATED 4/14/2008)
EX-10.4: FORM OF AMENDMENT TO 2004 FORM OF INDEMNITY AGREEMENT
EX-10.5: FORM OF INDEMNITY AGREEMENT
EX-99.1: FIRST QUARTER 2008 FINANCIAL SUPPLEMENT (SELECTED)
EX-99.2: APRIL 2008 INVESTOR PRESENTATION (SELECTED SLIDES)

Item 8.01 Other Events
1. Selected First Quarter Earnings Release Highlights
On April 17, 2008, First Horizon National Corporation (“First Horizon”) announced its financial results for its first fiscal quarter. Net income was $7.9 million or $0.06 per diluted share in first quarter 2008 compared to a net loss of $248.6 million or $1.97 per diluted share in fourth quarter 2007. The pre-tax loss for First Horizon, before discontinued operations, was $1.1 million in first quarter 2008 compared to a $399.1 million pre-tax loss in fourth quarter 2007. Total revenues were $677.2 million in first quarter compared to $319.0 million in fourth quarter 2007. Noninterest expenses were $438.3 million compared to $561.5 million in fourth quarter 2007. Provision for loan losses increased $83.4 million to $240.0 million in first quarter 2008.
In first quarter 2008, average total loans increased 1 percent in comparison to fourth quarter 2007 as an increase in the mortgage warehouse was offset by a reduction in the national construction portfolios. Total average deposits decreased 9 percent for the same time period, which reflects a continuing shift from wholesale certificates of deposit to more stable funding sources and the divestiture of First Horizon Bank branches. Consolidated net interest margin increased to 2.81 percent from 2.77 percent as the reduction of short-term rates lowered wholesale borrowing costs.
A very challenging industry and economic environment and an active process to identify portfolio deterioration led to increased provisioning and reserves. First Horizon continues to consider near-term strategic alternatives to reduce its mortgage business and intends to continue investing in its regional banking and capital markets businesses.
Additional information concerning those alternatives is presented in section 2 of this Item 8.01.
Performance Highlights (First Quarter 2008 vs. Fourth Quarter 2007)
Segment Revisions Highlight Core Businesses, Provide Visibility Into National Businesses
In first quarter 2008, First Horizon revised its business line segments to better align with its strategic direction, representing a focus on its regional banking franchise and capital markets business. To implement this change, the prior Retail/Commercial Banking segment was split into its major components with the national portions of consumer lending and construction lending assigned to a new National Specialty Lending segment that more appropriately reflects the ongoing wind down of these businesses. Additionally, correspondent banking was shifted from Retail/Commercial Banking to the Capital Markets segment to better represent the complementary nature of these businesses. To reflect its geographic focus, the remaining portions of the Retail/Commercial Banking segment now represent the new Regional Banking segment. All prior period information disclosed below has been revised to conform to the current segment structure and the discussions below are based on the new segment presentation.
Increased Provisioning Reflects Portfolio Deterioration; Charge-Offs Increase Sequentially
The net charge-off ratio was 181 basis points in first quarter 2008 compared to 93 basis points in fourth quarter 2007 as net charge-offs increased to $99.1 million from $50.8 million in fourth quarter 2007. The ratio of allowance to total loans increased to 2.20 percent from 1.55 percent in the prior quarter. Provision for loan losses increased to $240.0 million in first quarter 2008 from $156.6 million in fourth quarter 2007. The provision for first quarter 2008 reflects recognition of portfolio deterioration due to declining economic conditions, especially in national construction and home equity loans. First Horizon continues to apply focused portfolio management activities to identify problem assets. Provisioning for fourth quarter 2007 reflected recognition of inherent losses within residential construction portfolios, including One-Time Close and Homebuilder Finance, related to discontinued product structures and higher-risk national markets such as Florida, California, Virginia, Georgia and Nevada. The nonperforming asset ratio increased to 278 basis points in first quarter 2008 from 166 basis points in fourth quarter 2007.

Regional Banking Experiences Increased Provisioning, NIM Compression, Benefits of Efficiency Initiatives
Regional Banking recognized a pre-tax loss of $18.2 million for first quarter 2008, compared to pre-tax income of $53.3 million for fourth quarter 2007. The current quarter’s loss was primarily driven by an increase in provision expense to $75.3 million from $16.0 million in prior quarter due to increased deterioration in commercial loans. Net interest margin declined to 4.39 percent in the current quarter compared to 4.74 percent in fourth quarter as the effects of Federal Reserve rate reductions were not fully passed through to deposit customers. Excluding deposits held for sale, average core deposits increased 2 percent over prior quarter. Noninterest income was affected by a seasonal decline in fees from deposit accounts. Noninterest expense decreased as the effects of efficiency initiatives more than offset seasonal increases in personnel costs. Additionally, fourth quarter 2007 included recognition of losses on owned real estate and reductions in value of low income housing investments.
Capital Markets Sees Record Fixed Income Revenues, Affected by Provisioning and Credit Disruptions
Capital Markets recognized pre-tax income of $22.8 million in first quarter 2008 compared to $30.9 million of pre-tax income in fourth quarter 2007. This primarily reflects an increase in provision for correspondent banking loans to $15.0 million from $1.2 million. Fixed income sales increased significantly as the Federal Reserve significantly reduced rates during the quarter which resulted in a steeper yield curve. This was partially offset by a decline in other product revenues in comparison to the prior quarter primarily resulting from write downs of the warehouse for the pooled trust preferred product. Noninterest expense increased from higher production levels. Additionally, net interest income improved over fourth quarter.
National Specialty Lending Experiences Impact of Credit Losses, Effects of Winding Down Operations
National Specialty Lending had a pre-tax loss of $120.1 million for first quarter 2008 compared to a pre-tax loss of $116.1 million in fourth quarter 2007. Both quarters’ losses primarily resulted from provisioning for loan losses, including the national construction and consumer lending portfolios. Net interest margin declined due to the increase in nonaccrual construction loans. Noninterest income improved sequentially as repurchase reserves decreased in comparison to fourth quarter 2007 which was partially offset by greater declines in servicing asset values for rate decreases in the current quarter. Noninterest expense declined due to the effects of the business wind down initiated during the quarter.
Mortgage Banking Positively Affected by Improved Performance and Accounting Changes
Mortgage Banking pre-tax income was $51.3 million for first quarter 2008 compared to a pre-tax loss of $254.0 million for fourth quarter 2007. Pre-tax earnings for the current quarter were positively affected by approximately $40 million related to the adoption of new accounting standards, including the prospective election of fair value accounting for mortgage warehouse loans. The prior quarter’s pre-tax loss primarily reflected recognition of reductions in values of mortgage servicing rights and other retained interests, impairment of goodwill and the continued deterioration of credit markets during the quarter. Additionally, continuing efforts to reposition Mortgage Banking resulted in the sale of $7.5 billion of servicing during first quarter 2008.
Net interest income increased consistent with the increase in warehouse margin and an increase in average warehouse size. Gain on sale margins declined as effects of credit market pricing stresses continued to result in margins significantly below historical experience. The increase in servicing income compared to prior quarter was primarily due to the reduction in value of servicing assets recognized in the prior quarter to reflect lower values from observable market inputs and third party valuations. In addition, better hedging results also positively impacted current quarter performance due to wider mortgage-swap spreads and decreased options expense. Noninterest expense decreased because the impairment of goodwill and recognition of a legal settlement were recognized in the prior quarter. Noninterest expense was also negatively affected in the current quarter by the recognition of origination costs for loans recognized at elected fair value. Previously these costs had been deferred until delivery of the related loans. This effect was offset by a corresponding increase in gain on sale.
Corporate Segment Reflects Visa IPO and Earnings Enhancement Initiatives
The Corporate segment recognized $65.9 million of securities gains from Visa, Inc.’s initial public offering. Additionally, a reversal of non-interest expense totaling $30.0 million was recognized to reflect a partial reduction in the contingent liability for certain Visa litigation matters. Results for first quarter 2008 also include $21.3 million of net charges associated with implementation of restructuring, repositioning and efficiency initiatives.

Selected Financial Information (unaudited)
SUMMARY QUARTERLY RESULTS
Quarterly, Unaudited

(Thousands)	1Q08	4Q07	3Q07

Income Statement Highlights

Net interest income	$228,092	$225,987	$237,804
Noninterest income	383,130	103,429	203,475
Securities gains/(losses), net	65,946	(10,442)	—

Total revenue	677,168	318,974	441,279

Noninterest expense	438,277	561,559	421,622
Provision	240,000	156,519	43,352

Pre-tax (loss)/income	(1,109)	(399,104)	(23,695)
(Benefit)/provision for income taxes	(8,146)	(146,342)	(9,330)

Income/(loss) from continuing operations	7,037	(252,762)	(14,365)
Income from discontinued operations, net of tax	883	4,137	209

Net income/(loss)	$7,920	$(248,625)	$(14,156)

Common Stock Data

Diluted EPS from continuing operations	$.06	$(2.00)	$(.11)
Diluted EPS	.06	(1.97)	(.11)
Diluted shares	126,660	126,089	126,058
Period-end shares outstanding	126,786	126,366	126,388
Dividends declared per share	$.20	$.45	$.45

Balance Sheet Highlights (Period End)

Total loans, net of unearned income	$21,932,020	$22,103,516	$21,973,004
Total loans held for sale-divestiture (a)	207,672	289,878	565,492
Total deposits	16,188,542	17,032,285	18,635,359
Total deposits-divestiture (a)	118,720	230,418	474,809
Total assets	37,267,945	37,015,461	37,478,252
Total assets-divestiture (a)	216,431	305,734	588,115
Total liabilities	34,860,441	34,584,588	34,761,148
Total liabilities-divestiture (a)	120,590	232,343	514,198

(Thousands)	1Q08	4Q07	3Q07
Total shareholders’ equity	2,112,227	2,135,596	2,421,827

Key Ratios & Other

Return on average assets	.09%	(2.65)%	(.15)%
Return on average equity	1.47%	(42.52)%	(2.31)%
Net interest margin	2.81%	2.77%	2.87%
Efficiency ratio	64.7%	176.1%	95.5%
Book Value Per Share	$16.59	$16.83	$19.08
Tangible Book Value Per Share	14.67	14.86	16.51
FTE employees	9,555	9,941	11,052

			1Q08 Change vs.
(Thousands)	2Q07	1Q07	4Q07	1Q07

Income Statement Highlights

Net interest income	$239,432	$237,419	1%	(4)%
Noninterest income	281,313	272,915	270%	40%
Securities gains/ (losses), net	(1,014)	10,273	NM	NM

Total revenue	519,731	520,607	112%	30%

Noninterest expense	457,240	403,012	(22)%	9%
Provision	44,408	28,486	53%	743%

Pre-tax (loss)/income	18,083	89,109	NM	NM
(Benefit)/provision for income taxes	(3,861)	18,802	NM	NM

Income/(loss) from continuing operations	21,944	70,307	NM	(90)%
Income from discontinued operations, net of tax	179	240	(79)%	268%

Net income/(loss)	$22,123	$70,547	NM	(89)%

Common Stock Data

Diluted EPS from continuing operations	$.17	$.55	NM	(89)%
Diluted EPS	.17	.55	NM	(89)%
Diluted shares	128,737	128,704	*	(2)%
Period-end shares outstanding	126,237	125,749	*	1%
Dividends declared per share	$.45	$.45	(56)%	(56)%

			1Q08 Change vs.
(Thousands)	2Q07	1Q07	4Q07	1Q07
Balance Sheet Highlights (Period End)

Total loans, net of unearned income	$22,382,303	$22,268,190	(1)%	(2)%
Total loans held for sale-divestiture (a)	—	—	NM	NM
Total deposits	21,761,683	22,491,951	(5)%	(28)%
Total deposits-divestiture (a)	—	—	NM	NM
Total assets	38,394,084	38,828,766	1%	(4)%
Total assets-divestiture (a)	—	—	NM	NM
Total liabilities	35,635,325	36,018,813	1%	(3)%
Total liabilities-divestiture (a)	—	—	NM	NM
Total shareholders’ equity	2,463,482	2,514,676	(1)%	(16)%

Key Ratios & Other

Return on average assets	.23%	.74%
Return on average equity	3.57%	11.61%
Net interest margin	2.79%	2.84%
Efficiency ratio	88.0%	77.4%
Book Value Per Share	$19.43	$19.88
Tangible Book Value Per Share	16.73	17.22
FTE employees	11,903	12,018	(4)%	(20)%

NM — Not meaningful

*	Amount is less than one percent.

(a)	Associated with the sale of First Horizon Bank branches

2. Possible Sale or Downsizing of Mortgage Business
Mortgage Business
First Horizon continues to review its strategy with respect to its mortgage business activities.  Based on its current strategy, First Horizon could sell or significantly reduce portions of its mortgage business.  Currently, First Horizon is actively engaged in efforts to sell or downsize its national mortgage origination and mortgage servicing business activities.  These efforts are not expected to include First Horizon's mortgage loan origination activities associated with its Tennessee-based banking operations. Currently, First Horizon is actively negotiating for a sale of certain parts of its mortgage business, but there can be no certainty that such a transaction will occur or of the final terms of such sale.
If First Horizon is unable to successfully sell portions of its mortgage business as contemplated above, First Horizon may significantly reduce its national mortgage origination activities.  Any closing of the mortgage business or portions thereof would likely involve significant expenses primarily related to employee severance, lease cancellations, and other associated assets.
Selected Financial Data About the Mortgage Business
First Horizon’s mortgage segment consists of two principal businesses: origination and servicing. The mortgage segment’s contribution to First Horizon’s consolidated pre-tax income is set forth below:
Selected Pre-Tax Income Data Related to Mortgage Segment
     Dollars in Millions

	2007	2006	2005

First Horizon Consolidated Pre-Tax Income	$(315.6)	$338.1	$596.7

Mortgage Segment Pre-Tax Income:
Origination – Prime	$(247.0)	$(21.1)	$95.5
Origination – Non-Prime	(31.7)	(40.8)	5.8

Total Origination	$(278.7)	$(61.9)	$101.3
Servicing	(34.6)	70.9	85.3

Total Mortgage	$(313.3)	$9.0	$186.6

The mortgage origination business consists largely of offices, employees, and customers throughout national real estate markets. Approximately 4% of the origination volume in fiscal 2007 was conducted through First Tennessee Bank branches and related offices and personnel; the remainder was conducted through First Horizon Home Loans offices and personnel.
3. Business Segment Change
Periodically, First Horizon adapts its segments to reflect the manner in which its chief operating decision makers analyze First Horizon’s businesses. Effective January 1, 2008, First Horizon changed its segments to reflect the segregation of its national specialty lending businesses and to provide clarity into its core banking business. As such, the Retail/Commercial Banking segment was divided into separate segments for Regional Banking and National Specialty Lending. Further, correspondent banking activities, which were previously included in the Retail/Commerical Banking segment, were moved to the Capital Markets segment. Accordingly, results for prior periods have been adjusted to reflect the reclassification of such segments.
Financial Information Related to Segment Change
After the segment change, First Horizon has five business segments, Regional Banking, Capital Markets, National Specialty Lending, Mortgage Banking and Corporate. The Regional Banking segment offers financial products and services, including traditional lending and deposit taking to retail and commercial customers in Tennessee and the surrounding markets. Additionally, Regional Banking provides investments, insurance, financial planning, trust services and asset management, credit card, cash management, and check clearing services. The Capital Markets segment consists of traditional capital markets securities activities, structured finance, equity research, investment banking, loan sales, portfolio advisory, and correspondent banking. The National Specialty Lending segment consists of traditional consumer and construction lending activities in national markets outside of Tennessee. The Mortgage Banking segment consists of core mortgage banking elements including originations and servicing and the associated ancillary revenues related to these businesses. The Corporate segment consists of restructuring, repositioning and efficiency initiatives, unallocated corporate expenses, expense on subordinated debt issuances and preferred stock, bank-owned life insurance, unallocated interest income associated with excess equity, net impact of raising incremental capital, revenue and expense associated with deferred compensation plans, funds management, and venture capital.
Total revenue, expense and asset levels reflect those which are specifically identifiable or which are allocated based on an internal allocation method. Because the allocations are based on internally developed assignments and allocations, they are to an extent subjective. This assignment and allocation has been consistently applied for all periods presented. The following table reflects the amounts of consolidated revenue, expense, tax, and assets for each segment for the three years ended December 31:

(Dollars in thousands)	2007	2006	2005

Total Consolidated
Net interest income	$940,642	$996,937	$984,027
Provision for loan losses	272,765	83,129	67,678
Noninterest income	859,949	1,166,893	1,307,256
Noninterest expense	1,843,433	1,742,621	1,626,894

Pre-tax (loss)/income	(315,607)	338,080	596,711
(Benefit)/provision for income taxes	(140,731)	87,278	185,988

(Loss)/income from continuing operations	(174,876)	250,802	410,723
Income from discontinued operations, net of tax	4,765	210,767	17,072

(Loss)/income before cumulative effect of changes in accounting principle	(170,111)	461,569	427,795
Cumulative effect of changes in accounting principle, net of tax	—	1,345	(3,098)

Net (loss)/income	$(170,111)	$462,914	$424,697

Average assets	$38,175,420	$38,764,567	$36,560,436

Depreciation, amortization, and MSR impairment	$131,634	$144,806	$377,075
Expenditures for long-lived assets	$33,539	$100,263	$95,661

Certain previously reported amounts have been reclassified to agree with current presentation.

Business Segment Information (continued)

(Dollars in thousands)	2007	2006	2005

Regional Banking
Net interest income	$547,136	$552,428	$504,921
Provision for loan losses	62,629	51,984	39,468
Noninterest income	367,411	392,140	380,981
Noninterest expense	631,349	659,785	620,696

Pre-tax income	220,569	232,799	225,738
Provision for income taxes	73,267	52,395	53,150

Income from continuing operations	147,302	180,404	172,588
Income from discontinued operations, net of tax	4,765	210,767	17,072

Income before cumulative effect	152,067	391,171	189,660
Cumulative effect of changes in accounting principle, net of tax	—	394	(3,098)

Net income	$152,067	$391,565	$186,562

Average assets	$12,349,726	$11,940,178	$11,032,869

Depreciation, amortization, and MSR impairment	$60,055	$59,198	$54,419
Expenditures for long-lived assets	$22,508	$80,011	$68,567

Capital Markets
Net interest income	$54,386	$53,441	$41,020
Provision for loan losses	8,097	2,685	680
Noninterest income	352,154	406,395	377,329
Noninterest expense	328,062	358,901	334,966

Pre-tax income	70,381	98,250	82,703
Provision for income taxes	26,170	36,663	31,159

Income before cumulative effect	44,211	61,587	51,544
Cumulative effect of changes in accounting principle, net of tax	—	192	—

Net income	$44,211	$61,779	$51,544

Average assets	$5,746,595	$6,344,086	$6,523,724

Depreciation, amortization, and MSR impairment	$12,274	$15,236	$13,632
Expenditures for long-lived assets	$1,091	$4,159	$2,825

National Specialty Lending
Net interest income	$243,921	$288,230	$302,738
Provision for loan losses	194,436	28,524	26,916
Noninterest income	21,267	44,973	34,063
Noninterest expense	138,084	161,340	132,493

Pre-tax (loss)/income	$(67,332)	$143,339	$177,392
(Benefit)/provision for income taxes	(26,177)	51,999	66,580

(Loss)/income before cumulative effect	(41,155)	91,340	110,812
Cumulative effect of changes in accounting principle, net of tax	—	115	—

Net (loss)/income	$(41,155)	$91,455	$110,812

Average assets	$9,716,162	$9,891,424	$9,183,531

Depreciation, amortization, and MSR impairment	$42,399	$47,621	$50,457
Expenditures for long-lived assets	$644	$1,045	$837

Certain previously reported amounts have been reclassified to agree with current presentation.

Business Segment Information (continued)

(Dollars in thousands)	2007	2006	2005

Mortgage Banking
Net interest income	$98,769	$100,547	$146,857
Provision for loan losses	(69)	(70)	617
Noninterest income	91,096	385,231	503,417
Noninterest expense	503,207	476,862	463,087

Pre-tax (loss)/income	(313,273)	8,986	186,570
(Benefit)/provision for income taxes	(130,456)	994	65,059

(Loss)/income before cumulative effect	(182,817)	7,992	121,511
Cumulative effect of changes in accounting principle, net of tax	—	414	—

Net (loss)/income	$(182,817)	$8,406	$121,511

Average assets	$6,377,477	$6,377,754	$6,304,567

Depreciation, amortization, and MSR impairment	$16,185	$22,569	$248,729
Expenditures for long-lived assets	$7,580	$10,292	$22,281

Corporate
Net interest (expense)/income	$(3,570)	$2,291	$(11,509)
Provision for loan losses	7,672	6	(3)
Noninterest income	28,021	(61,846)	11,466
Noninterest expense	242,731	85,733	75,652

Pre-tax loss	(225,952)	(145,294)	(75,692)
Benefit from income taxes	(83,535)	(54,773)	(29,960)

Loss before cumulative effect	(142,417)	(90,521)	(45,732)
Cumulative effect of changes in accounting principle, net of tax	—	230	—

Net loss	$(142,417)	$(90,291)	$(45,732)

Average assets	$3,985,459	$4,211,125	$3,515,744

Depreciation, amortization, and MSR impairment	$720	$182	$9,838
Expenditures for long-lived assets	$1,715	$4,757	$1,151

Certain previously reported amounts have been reclassified to agree with current presentation.
Business Segment Reconciliation Amounts reflect Pre-tax Income (in MM’s)

	2007	2006	2005
Retail/Comm. Banking (Old Presentation)	$208.4	$434.4	$443.3
National Consumer and Construction Lending	50.6	(162.5)	(191.4)
Correspondent Banking	(24.3)	(30.3)	(36.6)
Methodology changes in allocation of expenses and equity	(14.1)	(8.8)	10.4

Regional Banking (New Presentation)	$220.6	$232.8	$225.7

Capital Markets (Old Presentation)	$29.4	$47.9	$26.4
Correspondent Banking	24.3	30.3	36.6
Methodology changes in allocation of expenses and equity	16.7	20.0	19.7

Capital Markets (New Presentation)	$70.4	$98.2	$82.7

National Consumer and Construction Lending	$(50.6)	$162.5	$191.4
Methodology changes in allocation of expenses and equity	(16.7)	(19.2)	(14.0)

National Specialty Lending (New Presentation)	$(67.3)	$143.3	$177.4

	2007	2006	2005
Mortgage Banking (Old Presentation)	$(336.0)	$3.2	$187.0
Methodology changes in allocation of expenses and equity	22.7	5.8	(0.4)

Mortgage Banking (New Presentation)	$(313.3)	$9.0	$186.6

Corporate Segment (Old Presentation)	$(217.4)	$(147.4)	$(60.0)
Methodology changes in allocation of expenses and equity	(8.6)	2.2	(15.7)

Corporate Segment (New Presentation)	$(226.0)	$(145.2)	$(75.7)

4. First Horizon First Quarter 2008 Financial Supplement (Selected)
Exhibit 99.1 is hereby incorporated by reference.
5. First Horizon National Corporation April 2008 Investor Presentation (Selected Slides)
Exhibit 99.2 is hereby incorporated by reference.
6. Amendment of Risk Factor
The third paragraph of the discussion concerning “Interest Rate and Yield Curve Risks” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 is amended and restated as follows:
     Our mortgage lending business is affected by changes in interest rates in another manner. During the period of loan origination (when loans are in the “pipeline”) and prior to the loan’s sale in the secondary market (when loans are in the “warehouse”), we are exposed to the risk of interest rate changes for those pipeline loans which we have agreed to lock in the customer’s mortgage rate and for all warehouse loans, whether fixed-rate or adjustable-rate. We manage that rate-change risk through hedging activities and other methods; however, it is not possible to eliminate all such risks, and a rate change is just one of the risks that could impact the demand for, and thus the value of, our pipeline and warehouse loans. Additional information concerning those risks and our management of them appears under the caption “Pipeline and Warehouse” beginning on page 46 of the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section of our 2007 Annual Report to Shareholders, which is incorporated by reference into our Annual Report on Form 10-K for 2007.
     Weakness in the economy and in the real estate markets in which we operate has adversely affected us and may continue to adversely affect us.
     In recent periods our operating results have been adversely affected by weakness in the economy and in real estate markets. In particular, we have experienced significant deterioration in our portfolios of national construction and home equity loans and regional commercial loans. If the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations continues to decline, this could result in, among other things, a further deterioration in credit quality or a reduced demand for credit, including a resultant adverse effect on our loan portfolio and allowance for loan losses. A portion of our residential mortgage and commercial real estate loan portfolios are comprised of loans to borrowers in certain geographic markets that have been more adversely affected by declines in real estate values and home sale volumes, job losses and declines in new home building, such as certain markets in California, Florida, Northern Virginia/D.C. and Nevada. These factors contributed to our increasing provisions for loan losses in the fourth quarter of 2007 and first quarter of 2008 and the potential for future loan losses and loss provisions for the remainder of 2008, which may result in loan loss provisions in excess of charge-offs, higher delinquencies and/or greater charge-offs in future periods, which may adversely affect our financial condition and results of operations. In addition, further deterioration of the U.S. economy may adversely impact our traditional banking business.
     The allowance for loan losses may prove inadequate or be negatively affected by credit risk exposures.
     Our banking business depends on the creditworthiness of our borrowing customers. We regularly review the allowance for loan losses for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and nonperforming assets as well as changes in housing price appreciation and depreciation. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain. If the credit quality of our customer base materially weakens, if the risk profile of a market, industry or group of customers changes materially, or if the allowance for loan losses is not adequate, our financial condition or results of operations could be adversely affected.
      Potential regulatory and legislative actions that may adversely affect our mortgage business.
     Legislative and regulatory initiatives by federal, state or local legislative bodies or administrative agencies, if enacted or adopted, could delay foreclosure, provide new defenses to foreclosure or otherwise impair our ability to foreclose on a defaulted mortgage loan, adversely affect our rights if a borrower declares bankruptcy, or otherwise adversely affect our rights with respect to borrowers who are in default or who qualify for such initiatives. The outcome of these initiatives is uncertain.
7. Dividend Policy Change
In light of the decline in First Horizon’s earnings in recent periods and the difficult market conditions that First Horizon faces, the Board of Directors has determined to cease paying cash dividends commencing with the next quarterly dividend period. Instead, the Board intends to pay a stock dividend with a value equal to the previous $.20 per share cash dividend rate. The Board currently intends to reinstate a cash dividend at an appropriate and prudent level once earnings and other conditions improve sufficiently, consistent with regulatory and other constraints. The Board anticipates that this policy will remain in effect for the foreseeable future.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
     The following exhibits are filed herewith:

Exhibit #	Description
10.1	First Horizon National Corporation 2003 Equity Compensation Plan (As Amended and Restated April 14, 2008)

10.2	First Horizon National Corporation 2000 Employee Stock Option Plan (As Amended and Restated April 14, 2008)

10.3	First Horizon National Corporation 2002 Management Incentive Plan (As Amended and Restated April 14, 2008)

10.4	Form of amendment to 2004 form of Indemnity Agreement with directors and executive officers of First Horizon

10.5	Form of Indemnity Agreement with directors and executive officers of First Horizon (April 2008 revision)

99.1	First Horizon First Quarter 2008 Financial Supplement (Selected)

99.2	First Horizon National Corporation April 2008 Investor Presentation (Selected Slides)
***
     This Current Report on Form 8-K (including information incorporated by reference herein) may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our beliefs, plans, goals, expectations, and estimates. Forward-looking statements are statements that are not a representation of historical information but rather are related to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” “is likely,” “with,” “going forward,” and other expression that indicate future events and trends identify forward-looking statements.
     Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond First Horizon’s control, and many of which are subject to change. Examples of uncertainties and contingencies include, among other important factors: general and local economic and business conditions; recession and other business downturn; expectations of and actual timing and amount of interest rate movements, including the slope of the yield curve, which can have a significant impact on a financial services institution; market and monetary fluctuations including fluctuations in mortgage markets and housing prices; inflation or deflation; customer and investor responses to these conditions; the financial condition of borrowers and other counterparties; market volatility; competition within and outside the financial services industry; geopolitical developments including possible terrorist activity; natural disasters; effectiveness of our hedging practices; technology; demand for our product offerings; new products and services in the industries in which we operate; and critical accounting estimates. Other factors are those inherent in originating, selling, and servicing loans including prepayment risks, pricing concessions, fluctuation in U.S. housing prices, fluctuation of collateral values, and changes in customer profiles. Additionally, the actions of the SEC, the Financial Accounting Standards Board, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, Financial Industry Regulatory Authority, and other regulators; regulatory, administrative, and judicial proceedings and changes in laws and regulations applicable to us; and our success in executing our business plans and strategies and managing the risks involved in the foregoing, could cause actual results to differ, perhaps materially, for those contemplated by the forward-looking statements.
     We assume no obligation to update any forward-looking statements that are made in this Report. Actual results could differ, possibly materially, because of one or more factors described under “Risk Factors” in this Report and under Item 1A of our 2007 Annual Report on Form 10-K. You should carefully consider the factors described above and under “Risk Factors” under Item 1A of our 2007 Annual Report on Form 10-K, among others, in evaluating forward-looking statements and assessing First Horizon and its prospects.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation (Registrant)
By:	/s/ D. Bryan Jordan
	Name:	D. Bryan Jordan
	Title:	Executive Vice President and Chief Financial Officer

Date: April 28, 2008

EXHIBIT INDEX

10.1	First Horizon National Corporation 2003 Equity Compensation Plan (As Amended and Restated April 14, 2008)

10.2	First Horizon National Corporation 2000 Employee Stock Option Plan (As Amended and Restated April 14, 2008)

10.3	First Horizon National Corporation 2002 Management Incentive Plan (As Amended and Restated April 14, 2008)

10.4	Form of amendment to 2004 form of Indemnity Agreement with directors and executive officers of First Horizon

10.5	Form of Indemnity Agreement with directors and executive officers of First Horizon (April 2008 revision)

99.1	First Horizon First Quarter 2008 Financial Supplement (Selected)

99.2	First Horizon National Corporation April 2008 Investor Presentation (Selected Slides)